MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR
SECOND QUARTER 2025

Revenue growth of 8.8% in the Second Quarter 2025 compared to Second Quarter 2024
Provision for income taxes of $7.3 million primarily related to a change in tax methodology resulted in net loss of $11.0 million

CALABASAS, Calif., August 7, 2025 -- (BUSINESS WIRE) -- Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, or “MMI”) (NYSE: MMI), a leading national real estate services firm specializing in commercial real estate investment sales, financing, research and advisory services, reported its second quarter financial results today.
Second Quarter 2025 Highlights Compared to Second Quarter 2024
•Total revenue of $172.3 million, compared to $158.4 million
•Brokerage commissions of $141.4 million, compared to $135.4 million
•Private Client Market brokerage revenue of $93.5 million, compared to $84.8 million
•Middle Market and Larger Transaction Market brokerage revenue of $42.3 million, compared to $45.3 million, after significant year-over-year growth in the prior four quarters
•Financing fees of $26.3 million, compared to $18.3 million
•Loss before provision for income taxes of $3.7 million, compared to $3.4 million.
•Net loss of $11.0 million, or $0.28 per common share, diluted, compared to net loss of $5.5 million, or $0.14 per common share, diluted
•Loss per common share, diluted, of $0.28, includes $0.19 of provision for income taxes.
•Adjusted EBITDA1 of $1.5 million, compared to $1.4 million
Six Months 2025 Highlights Compared to Six Months 2024
•Total revenue of $317.3 million, compared to $287.5 million
•Brokerage commissions of $265.0 million, compared to $244.9 million
•Private Client Market brokerage revenue of $171.2 million, compared to $158.0 million
•Middle Market and Larger Transaction Market brokerage revenue of $83.1 million, compared to $76.8 million
•Financing fees of $44.4 million, compared to $32.7 million
•Net loss of $15.5 million, or $0.40 per common share, diluted, compared to net loss of $15.5 million, or $0.40 per common share, diluted
•Adjusted EBITDA1 of $(7.3) million, compared to $(8.6) million

“Our second-quarter results reflect the resilience and adaptability of our platform during a period of continued global market volatility and tariff-related uncertainty,” said Hessam Nadji, President and Chief Executive Officer of Marcus & Millichap. “We experienced a notable increase in activity within our Private Client segment along with a very strong performance in our financing business, all supported by gradually improving capital availability and gradual narrowing of bid/ask spreads. Decline in larger transactions comes after a rapid recovery in the segment averaging 38% year-over-year revenue growth in the past four quarters creating a tough comparison. We continue to see growth opportunity in our core private client and larger transaction segments.”

Mr. Nadji continued, “Although the pace of recovery remains uneven and investor sentiment is still cautious, we are encouraged by a growing pipeline of listings and incremental gains in transaction activity in all price segments. Real estate fundamentals remain healthy, with demand holding steady and new supply remaining disciplined in most sectors and declining in apartments and industrial which have been the most active. We continue to prioritize operational efficiency, strategic investment in our platform, and long-term value creation for our clients and shareholders as we navigate this evolving environment.”
1 Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release for more information.

Second Quarter 2025 Results Compared to Second Quarter 2024
Total revenue for the second quarter 2025 was $172.3 million, an increase of 8.8%, compared to $158.4 million for the same period in the prior year.

For real estate brokerage commissions, revenue was $141.4 million, an increase of 4.4%, compared to the same period in the prior year. The increase was primarily attributed to an 11.8% increase in total sales volume, partially offset by a 13 basis point decrease in the average commission rate earned compared to the second quarter 2024. Private Client Market revenue increased by 10.3%, while the combined Middle Market and Larger Transaction Market revenue decreased by 6.6%.

For financing fees, revenue was $26.3 million, an increase of 43.5%, compared to the same period in the prior year. The increase was primarily attributed to an 86.0% increase in total financing volume, partially offset by a 12 basis point decrease in the average fee rate earned compared to the second quarter 2024.

Total operating expenses for the second quarter 2025 were $181.3 million, compared to $166.4 million for the same period in the prior year. The change was primarily due to an increase of $8.5 million in cost of services and a $6.6 million increase in selling, general and administrative expenses. Cost of services as a percentage of total revenue was 61.9% for the second quarters of both 2025 and 2024.

Selling, general and administrative expenses for the second quarter 2025 were $71.6 million, compared to $65.0 million for the same period in the prior year. The increase was primarily due to (i) an increase in compensation-related costs (ii) increased investment in business development, marketing and other support related to the long-term talent acquisition and retention of our investment sales and financing professionals and (iii) a change in valuation of deferred contingent consideration.

The loss before provision for income taxes for the second quarter 2025 was $3.7 million, which is comparable to $3.4 million for the same period in the prior year. Net loss for the second quarter 2025 was $11.0 million, or $0.28 per common share, diluted, compared to a net loss of $5.5 million, or $0.14 per common share, diluted, for the same period in the prior year.
The loss per common share, diluted, of $0.28, includes $0.19 of provision for income taxes, primarily related to a change in tax methodology.

The Company calculated its income taxes for the second quarter of 2025 based on the actual year-to-date method as it was determined to be a more appropriate method than the annual effective tax rate (“AETR”) method used in prior periods. This change was made because nominal changes to projected pre-tax earnings can result in significant variability in the quarterly tax provisions under the AETR method. The net loss for the second quarter 2025 of $11.0 million includes a provision for income taxes of $7.3 million, which is primarily related to this change in the quarterly tax methodology.

Adjusted EBITDA was comparable at $1.5 million for the second quarter 2025 and $1.4 million for the second quarter 2024.
Six Months 2025 Results Compared to Six Months 2024
Total revenues for the six months ended June 30, 2025 were $317.3 million, compared to $287.5 million for the same period in the prior year, an increase of $29.8 million, or 10.4%. Total operating expenses for the six months ended June 30, 2025 increased by 9.0% to $344.1 million compared to $315.6 million for the same period in the prior year. Cost of services as a percentage of total revenues increased to 61.4%, up 50 basis points compared to the first six months of 2024. The Company’s net loss for both the six months ended June 30, 2025 and June 30, 2024 was $15.5 million, or $0.40 per common share, diluted. Adjusted EBITDA for the six months ended June 30, 2025 was $(7.3) million compared to $(8.6) million for the same period in the prior year. As of June 30, 2025, the Company had 1,640 investment sales and financing professionals, compared to 1,726 at the end of the same period last year.
Capital Allocation
On July 31, 2025, the Board of Directors declared a semi-annual regular dividend of $0.25 per share, or approximately $10.2 million, with a payment date of October 6, 2025, to stockholders of record at the close of business on September 15, 2025.

During the six months ended June 30, 2025, the Company repurchased 242,821 shares of common stock at an average price of $30.47 per share for a total price of $7.4 million. Since August 2022, the Company has repurchased 2,384,243 shares of common stock at an average price of $32.06 per share for a total price of $76.4 million.

After accounting for shares repurchased through August 4, 2025, Marcus & Millichap has approximately $63.6 million available to repurchase shares under its share repurchase program. No time limit has been established for the completion of the share repurchase program, and the repurchases are expected to be executed from time-to-time, through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans, subject to general business and market conditions and other investment opportunities.
Business Outlook
Notwithstanding the ongoing price discovery and wider than normal bid/ask spreads, the commercial real estate transaction market is poised to overcome the near-term challenges which are currently expected to extend through 2025. Accordingly, the Company believes it remains well-positioned to achieve long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market continues to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for over 80% of all U.S. commercial property transactions and over 60% of the commission pool. The top 10 brokerage firms led by MMI had an estimated 19% share of this segment by transaction count in 2024.

Key factors that may influence the Company’s business during the remainder of 2025 include:
•Volatility in transactional activity and investor sentiment driven by:
•The elevated and still volatile cost of debt capital
•Interest rate uncertainty, the potential for rising inflation and the heightened bid-ask spread between buyers and sellers
•Risks of a potential recession and its unfavorable impact to commercial real estate space demand
•Possible impact to market sentiment related to the new U.S. presidential administration’s tariff, immigration and other policy changes which may influence transaction velocity and/or future fluctuations in interest rates, sales and financing activity
•Increases in operating expenses driven by labor costs, insurance, taxes and construction materials
•The implementation of new tax laws, many of which are beneficial to commercial real estate investors
•Volatility in the markets in which the Company operates
•Increases in costs related to in-person events, client meetings, and conferences
•Global geopolitical uncertainty, which may cause investors to refrain from transacting
•The potential for acquisition activity and subsequent integration
Webcast and Call Information
Marcus & Millichap will host a live webcast today to discuss the financial results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap's website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages the use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.
Replay Information
For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Thursday, August 7, 2025 through 11:59 p.m. Eastern Time on Thursday, August 21, 2025 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13754073.

About Marcus & Millichap, Inc.
Marcus & Millichap, Inc. is a leading national real estate services firm specializing in commercial real estate investment sales, financing services, research and advisory services. As of December 31, 2024, the Company had 1,712 investment sales and financing professionals in more than 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to its clients. Marcus & Millichap, Inc. closed 7,836 transactions in 2024, with a sales volume of $49.6 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements, including our expectations regarding the long-term outlook of the commercial real estate transaction market, and our positioning within it, our belief relating to the Company’s long-term growth, our assessment of the key factors influencing the Company’s business outlook, including the expectation for future interest rate cuts or rising inflation and likely impact of such cuts or inflation on commercial real estate demand, and the execution of our capital return program, including a semi-annual dividend and stock repurchase program. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•general uncertainty in the capital markets, a worsening of economic conditions, and the rate and pace of economic recovery following an economic downturn;
•changes in our business operations;
•market trends in the commercial real estate market or the general economy, including the impact of inflation and changes to interest rates;
•our ability to attract and retain qualified senior executives, managers, and investment sales and financing professionals;
•the impact of forgivable loans and related expense resulting from the recruitment and retention of agents;
•the effects of increased competition on our business;
•our ability to successfully enter new markets or increase our market share;
•our ability to successfully expand our services and businesses and to manage any such expansions;
•our ability to retain existing clients and develop new clients;
•our ability to keep pace with changes in technology;
•any business interruption or technology failure, including cybersecurity risks and ransomware attacks, and any related impact on our reputation;
•changes in interest rates, availability of capital, tax laws, tariffs and trade regulations, executive orders, employment laws, or other government regulation affecting our business;
•our ability to successfully identify, negotiate, execute, and integrate accretive acquisitions; and
•other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “goal,” “expect,” “predict,” “potential,” “should,” and similar expressions, as they relate to our Company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We have not filed our Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended June 30, 2025. As a result, all financial results described in this release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Real estate brokerage commissions	$141,417	$135,423	$265,039	$244,898
Financing fees	26,259	18,294	44,389	32,721
Other revenue	4,600	4,650	7,886	9,852
Total revenue	172,276	158,367	317,314	287,471
Operating expenses:
Cost of services	106,618	98,081	194,966	174,949
Selling, general and administrative	71,550	65,003	143,102	133,919
Depreciation and amortization	3,153	3,329	6,002	6,751
Total operating expenses	181,321	166,413	344,070	315,619
Operating loss	(9,045)	(8,046)	(26,756)	(28,148)
Other income, net	5,498	4,812	9,477	10,380
Interest expense	(200)	(204)	(387)	(403)
Loss before provision (benefit) for income taxes	(3,747)	(3,438)	(17,666)	(18,171)
Provision (benefit) for income taxes	7,288	2,100	(2,209)	(2,646)
Net loss	$(11,035)	$(5,538)	$(15,457)	$(15,525)

Net loss per share:
Basic	$(0.28)	$(0.14)	$(0.40)	$(0.40)
Diluted	$(0.28)	$(0.14)	$(0.40)	$(0.40)
Weighted average common shares outstanding:
Basic	39,004	38,675	38,967	38,561
Diluted	39,004	38,675	38,967	38,561

MARCUS & MILLICHAP, INC.
KEY OPERATING METRICS SUMMARY
(Unaudited)

Total sales volume was approximately $12.3 billion for the three months ended June 30, 2025, encompassing 2,070 transactions consisting of $8.0 billion for real estate brokerage (1,375 transactions), $3.4 billion for financing (409 transactions) and $0.9 billion in other transactions, including consulting and advisory services (286 transactions). Total sales volume was approximately $21.7 billion for the six months ended June 30, 2025, encompassing 3,776 transactions consisting of $14.7 billion for real estate brokerage (2,550 transactions), $5.3 billion for financing (746 transactions) and $1.7 billion in other transactions, including consulting and advisory services (480 transactions). As of June 30, 2025, the Company had 1,540 investment sales professionals and 100 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Real Estate Brokerage	2025	2024	2025	2024
Average Number of Investment Sales Professionals	1,543	1,620	1,560	1,629
Average Number of Transactions per Investment Sales Professional	0.89	0.79	1.63	1.46
Average Commission per Transaction	$102,849	$106,465	$103,937	$103,159
Average Commission Rate	1.76%	1.89%	1.81%	1.91%
Average Transaction Size (in thousands)	$5,830	$5,636	$5,755	$5,404
Total Number of Transactions	1,375	1,272	2,550	2,374
Total Sales Volume (in millions)	$8,016	$7,169	$14,675	$12,830

	Three Months Ended June 30,		Six Months Ended June 30,
Financing (1)	2025	2024	2025	2024
Average Number of Financing Professionals	101	100	102	100
Average Number of Transactions per Financing Professional	4.05	2.72	7.31	5.06
Average Fee per Transaction	$53,448	$51,184	$48,594	$49,331
Average Fee Rate	0.64%	0.76%	0.68%	0.72%
Average Transaction Size (in thousands)	$8,294	$6,705	$7,131	$6,885
Total Number of Transactions	409	272	746	506
Total Financing Volume (in millions)	$3,392	$1,824	$5,320	$3,484
(1)Operating metrics exclude certain financing fees not directly associated with transactions.

The following table sets forth the number of transactions, sales volume and revenue by commercial real estate market segment for real estate brokerage:

	Three Months Ended June 30,
	2025			2024			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	214	$122	$5,651	207	$116	$5,352	7	$6	$299
Private Client Market ($1 – <$10 million)	1,030	3,345	93,514	922	2,899	84,816	108	446	8,698
Middle Market ($10 – <$20 million)	71	933	19,223	79	1,082	19,135	(8)	(149)	88
Larger Transaction Market (≥$20 million)	60	3,616	23,029	64	3,072	26,120	(4)	$544	$(3,091)
	1,375	$8,016	$141,417	1,272	$7,169	$135,423	103	$847	$5,994

	Six Months Ended June 30,
	2025			2024			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	413	$245	$10,676	393	$219	$10,116	20	$26	$560
Private Client Market ($1 – <$10 million)	1,862	6,033	171,219	1,730	5,489	157,979	132	544	13,240
Middle Market ($10 – <$20 million)	156	2,135	40,112	138	1,884	34,228	18	251	5,884
Larger Transaction Market (≥$20 million)	119	6,262	43,032	113	5,238	42,575	6	$1,024	$457
	2,550	$14,675	$265,039	2,374	$12,830	$244,898	176	$1,845	$20,141

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for shares and par value)

	June 30, 2025 (unaudited)	December 31, 2024
Assets
Current assets:
Cash, cash equivalents, and restricted cash (restricted cash of $10,847 and $10,678 at June 30, 2025 and December 31, 2024, respectively)	$85,954	$153,445
Commissions receivable	16,897	18,804
Prepaid expenses	7,738	9,311
Income tax receivable	6,363	6,030
Marketable debt securities, available-for-sale (amortized cost of $136,518 and $189,667 at June 30, 2025 and December 31, 2024, respectively, and $0 allowance for credit losses)	136,461	189,667
Advances and loans, net	33,764	17,519
Other assets, current	14,902	15,543
Total current assets	302,079	410,319
Property and equipment, net	24,176	26,139
Operating lease right-of-use assets, net	79,399	81,120
Marketable debt securities, available-for-sale (amortized cost of $110,275 and $52,366 at June 30, 2025 and December 31, 2024, respectively, and $0 allowance for credit losses)	110,206	51,147
Assets held in rabbi trust	12,757	12,191
Deferred tax assets, net	50,013	48,080
Goodwill and other intangible assets, net	42,713	43,521
Advances and loans, net	145,940	173,657
Other assets, non-current	24,926	23,626
Total assets	$792,209	$869,800
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,910	$13,737
Deferred compensation and commissions	37,428	67,197
Operating lease liabilities	18,627	18,522
Accrued bonuses and other employee related expenses	15,950	25,485
Other liabilities, current	4,097	8,076
Total current liabilities	87,012	133,017
Deferred compensation and commissions	26,318	33,257
Operating lease liabilities	63,794	65,701
Other liabilities, non-current	7,310	7,007
Total liabilities	184,434	238,982
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at June 30, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,996,974 and 38,856,790 at June 30, 2025 and December 31, 2024, respectively	4	4
Additional paid-in capital	181,624	173,340
Retained earnings	425,822	458,907
Accumulated other comprehensive income (loss)	325	(1,433)
Total stockholders’ equity	607,775	630,818
Total liabilities and stockholders’ equity	$792,209	$869,800

MARCUS & MILLICHAP, INC.
OTHER INFORMATION
(Unaudited)

Adjusted EBITDA Reconciliation
Adjusted EBITDA, which the Company defines as net loss before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash, cash equivalents, and restricted cash, (ii) interest expense, (iii) provision (benefit) for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. Considering the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net loss, operating loss or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net loss, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss	$(11,035)	$(5,538)	$(15,457)	$(15,525)
Adjustments:
Interest income and other(1)	(4,373)	(4,543)	(8,411)	(9,308)
Interest expense	200	204	387	403
Provision (benefit) for income taxes	7,288	2,100	(2,209)	(2,646)
Depreciation and amortization	3,153	3,329	6,002	6,751
Stock-based compensation	6,223	5,889	12,402	11,684
Adjusted EBITDA	$1,456	$1,441	$(7,286)	$(8,641)
(1)Other includes net realized gains (losses) on marketable debt securities, available-for-sale.
Glossary of Terms
•Private Client Market: transactions with values from $1 million to up to but less than $10 million
•Middle Market: transactions with values from $10 million to up to but less than $20 million
•Larger Transaction Market: transactions with values of $20 million and above
•Acquisitions: acquisition of businesses accounted for as a business combination in accordance with generally accepted accounting standards

Investor Relations Contact:
Investor Relations
InvestorRelations@marcusmillichap.com